[GRAPHIC]
FNB CORP.

FOR IMMEDIATE RELEASE
April 10, 2000

FNB Corp. and Carolina Fincorp, Inc. Complete Merger

Asheboro, N.C. -- FNB Corp. (Nasdaq: FNBN), announced today that the merger of FNB Corp. and Carolina Fincorp, Inc. has been successfully completed.

The merger was originally announced on October 18, 2000. The shareholders of both institutions approved the merger by separate votes held on March 21, 2000. Regulatory approvals were received from the Board of Governors of the Federal Reserve System on February 23, 2000 and from the Administrator of the North Carolina Savings Institutions Division on March 28, 2000.

The merger expands FNB's market coverage in central North Carolina to Richmond, Moore and Scotland counties through the five offices of Richmond Savings Bank, Inc., SSB, the wholly owned subsidiary of Carolina Fincorp. The integration of Richmond Savings Bank and First National Bank will take place over the next 90 days. All offices of Richmond Savings will remain in operation. FNB Corp. is the holding company for First National Bank and Trust Company, which operates twelve offices in Chatham, Montgomery and Randolph counties in central North Carolina. With the merger, FNB has assets in excess of $500 million.

"These two companies make a really good fit," said Michael C. Miller, Chairman and President of FNB. "Carolina Fincorp and Richmond Savings have great community involvement and strong local following. First National plans to continue to build on these strong attributes. As a single company, we will hold the number one deposit market share in the markets where we have offices. Our customer base has grown as has our shareholder base. We are really well-positioned for future growth as our six county market sits at the heart of the planned expansion of the Interstate 73 and 74 corridors."

"We are extremely pleased to be joining forces with FNB Corp. and First National" said R. Larry Campbell, Carolina Fincorp's Chief Executive Officer, who will remain and become a director of FNB Corp. "We share a common heritage of serving our communities for nearly a century. This merger creates growth opportunities in commercial banking and noninterest income areas such as trust services. This merger promotes the best interests of Carolina Fincorp's customers, employees, communities and shareholders."

Under the terms of the merger,  shareholders  of Carolina  Fincorp are receiving
 .79 of a share of common stock of FNB Corp. for each share of common stock of Carolina Fincorp. Approximately 1,478,000 shares of FNB Corp. in the aggregate are being issued in the merger, which will be accounted for as a pooling of interests. Merger-related expenses for this transaction will be recorded in the second quarter of 2000.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the company's results to vary from those expected, including the risks set forth from time to time in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information, contact:
FNB Corp.
Michael C. Miller
  or
Jerry A. Little
(336) 626-8300